Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-148288, 333-131392, 333-128316, 333-126591, 333-118821, 333-112209, 333-106873, 333-103257, 333-90458 and 333-70134) and the registration statements on Form S-8 (Nos. 333-146078, 333-134981, 333-126590, 333-115747, 333-108563, 333-103055, 333-101276, 333-96313, 333-91471, 333-68172, 333-68170, 333-53089, 333-53087, 333-41663, 333-39194 and 333-08978) of Nuvelo, Inc. of our reports dated March 11, 2008, with respect to the consolidated financial statements of Nuvelo, Inc., and the effectiveness of internal control over financial reporting of Nuvelo, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/    Ernst & Young LLP

Palo Alto, California

March 11, 2008